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September 12, 1996


Mr. Robert L. Berman, President
Employee Resource Management, Inc.
PO Box 32338
Charleston, SC  29417-2338

RE:	Purchase of Selected Assets of Employee Resource Management, Inc.
    (the "Company").

Dear Sirs:

		This letter will serve to reflect the substance of our mutual intention at this time pursuant to which Envirometrics, Inc., a Delaware corporation, or its newly formed acquisition subsidiary (collectively referred to as the
"Buyer"), shall acquire from Employee Resource Management, Inc., a South
Carolina corporation (the "Seller"), certain selected assets of the Seller used in connection with the Seller's business as an employee leasing company
("the Business"), and the assumption by Buyer of certain identified liabilities he transaction will require further documentation and approvals, including the preparation and execution of a formal agreement setting forth the terms and conditions of the proposed purchase.  Nevertheless, the parties hereto have executed this letter to evidence their mutual intention to proceed in good faith to complete work required to negotiate the terms of a purchase agreement consistent with this letter.

		The proposed terms and conditions include, but are not limited to, the following:

   1. ASSETS AND LIABILITIES. Buyer will purchase from Seller, certain selected assets, tangible and intangible, owned or used by the Seller and related to the Business of Seller (the "Assets"). The liabilities assumed by Buyer will include all of the scheduled liabilities related to the operation of the Business, but shall specifically not include the following (the "Excluded Claims"): any liability related to workmens' compensation liability insurance claims made by Liberty Mutual Insurance Company agains
o the operation of the Business by Seller prior to consummation of the transaction outlined herein (the "Acquisition") or any civil or criminal liabilities of current or past employees, principals, or agents of the Seller.

   2.  CONSIDERATION.

   (a) Fixed Consideration. At closing, the Buyer shall deliver to Seller an aggregate number of shares of common stock, $0.001 par value (the "Common Stock") of Envirometrics, Inc. (the "Fixed Consideration"). The number of shares relating to the Fixed Consideration shall be derived from, but not limited to, the following determinants:

(i)  Relative valuations of the Seller and the Buyer.

(ii)  Preservation of the Seller's tax loss carry forward.

(iii)   Change of control considerations.

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   (b)  Contingent Consideration.  It is agreed and acknowledged that on or prior to the consummation of the Acquisition, Buyer intends to organize a wholly-owned subsidiary (the "Company") that will be the actual purchaser of the Assets from Seller, and which shall assume the liabilities of the Seller under the terms hereof. In addition to the Fixed Consideration, additional consideration (the "Contingent Consideration") in the form of additional shares or warrants for Common Stock shall be earned by the Seller or by the Affiliatees (as hereinafter defined) based upon a mutually acceptable earn out program over a three year period or the extinction of the tax loss carry forward, which ever is earlier.

   (c ) Buyer shall reserve for issuance in its treasury all of the Contingent Consideration.

   3. PURCHASE AGREEMENT. The transaction contemplated by the Acquisition will be subject to the negotiation and execution of a definitive asset purchase agreement (the "Purchase Agreement") with terms satisfactory to Seller and Buyer. The Purchase Agreement will contain representations, warranties, covenants, conditions, and indemnification provisions customary in transactions of this type and size. The parties will use their best efforts to finalize the Purchase Agreement expeditiously and to conclude the Closing no later than December 31, 1996.

   4. ACCESS. To permit Buyer to conduct its due diligence investigation, Seller will permit Buyer and its agents to have reasonable access to the premises in which the Seller conducts its business, to all of its books, records and personnel files, to its financial statements (both those prepared by outside accountants and auditors and those internally generated) to its tax returns, and to its consultants and professionals (e.g., auditors and attorneys). Seller will also furnish to Buyer such financial data, operating data, and other information as Buyer shall reasonably request. Buyer does hereby agree to provide to Seller equivalent access to Buyer's operating financial and other information, and to its consultants and professionals, for the same purposes. Buyer and Seller agree to retain all information so obtained from the other in confidence. In the event that the Purchase Agreement is not consummated for any reason, each of the parties hereto shall return promptly to the other all documents or copies received by it in connection with the proposed transaction (except such documents as shall be necessary either Seller nor Buyer shall disclose to any third party (except as required by law, including federal and state securities laws and regulations in the reasonable opinion of counsel to Buyer or Seller), either the substance of this letter of intent for discussion or any information concerning the transactions preceding or contemplated by this letter of intent.

   5. INDEMNIFICATION. The Purchase Agreement will contain an indemnity provision mutually agreeable to the parties pursuant to which Seller and Messrs. Robert L. Berman and William E. King, III, Robert T. Rand and Ms. Kelli C. Yountz, its principal stockholders (the "Affiliates"), will indemnify and hold Buyer and its affiliates harmless from any and all expenses or damages arising in connection with a breach of any representation, warranty or covenant of Seller contained in the Purchase Agreement or otherwise in connection with the operation of the Business by the Seller prior to the consumamtion of the Acquisition (the "Closing") in violation of the terms of the Purchase Agreement (including the representations, warranties, agreements and covenants contained therein. Specifically, Seller and the Affiliates shall indemnify Buyer against any liability or expenses related to liabilities of Seller that are not specifically assumed by the Company under the terms of the Purchase Agreement. The indemnification obligations of seller and the Affiliates shall be secured, in part, by means of placing the Fixed Consideration and/or the Contingent Consideration, if any issued or which may be issued to Seller in escrow, to be held by Ten State Street, L.L.P., during a negotiated survival period of Seller's representations to Buyer under the terms of the Purchase Agreement. The escrow arrangement referred to herein shall be subject to the terms of an Escrow Agreement to be executed at the Closing. A similar indemnification agreeable to seller shall be negotiated and given to seller by buyer at closing.

   6. CONDITIONS TO CLOSING. Buyer's and Seller's obligations to consummate the transactions contemplated by this letter of intent will be subject to certain conditions, including but not limited to the following:

(a) Buyer and Seller shall have completed a due diligence review of the Business and of the Seller and its affiliates (including the Affiliates) satisfactory to Buyer in its sole discretion, including satisfactory analysis of any Liberty Mutual Insurance workmens' compensation claims, or any civil or criminal liabilities of current or past employees, principals, or Agents of the Seller.

(b) All required filings with or approvals, consents, and authorization of local, municipal, state and federal regulatory authorities to permit the Closing, in form satisfactory to Buyer and Seller, shall have been received, including any filings, qualifications or registrations under applicable federal and state securities laws;

(c) All required consents of any other third parties to permit the Closing, in form satisfactory to Buyer, shall have been received;

(d) Buyer shall receive all audited financial statements with respect to Seller, its predecessors and affiliates, as in the opinion of counsel to and auditors for Buyer, shall be necessary for Buyer to meet its obligations under the Securities Exchange Act of 1934, as amended, including Regulation S-X as promulgated thereunder by the Securities and Exchange Commission;

(e) No material adverse change, except for subsequently disclosed changes otherwise reported, shall have occurred since December 31, 1995, based upon Buyer's and Seller's audited December 31, 1995 financial statements previously delivered to each other (the "Audited Financial Statements") in the financial condition of Seller or the Business, as determined by Buyer or Seller in their respective discretion;

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(f)  No undisclosed material litigation, environmental or product liability condition or issue concerning the Businesses not disclosed in the Audited Financial Statements, and which could materially adversely affect the Businesses and their future prospects for success shall be pending or threatened, or shall have occurred, on or prior to the Closing;

(g) Buyer and Seller shall have concluded satisfactory negotiations with certain current employees of each, and effective on the date of Closing Buyer and Seller shall have entered into agreements to hire all those employees each shall have a desire to hire;

(h) Buyer shall have entered into Consulting and Non-Competition agreements with each of Seller, Robert L. Berman, William E. King, III, Robert T. Rand and Kelli C. Yountz, and an Escrow and Voting Trust Agreement with respect to indemnification of Buyer under the terms of the Purchase Agreement, on terms satisfactory to Buyer. Seller shall have entered into similar agreements with certain employees of Buyer;

(i) Approval and authorization of the Acquisition by the stockholders and Boards of Directors of each of Buyer and Seller, to the extent deemed necessary by counsel to Buyer or Seller; and

(j) No previously undisclosed pending loss of Buyer's or Seller's material customers shall occur or be discovered by Buyer or Seller on or prior to the Closing.

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   7.  NEWS RELEASE.  Neither Seller nor Buyer will issue or approve a news release or other announcement concerning the Acquisition without the prior approval of the other as to the contents of the announcement and its release, which approval will not be unreasonably withheld; provided, (i) that to the extent that Buyer's counsel deems it necessary to comply with federal and state securities laws that Buyer or its affiliates issue a press release with respect to the Acquisition in advance of Seller's approval, Buyer shall be entitled to do so and shall give Seller notice of such release prior to issuance of the release by Buyer; (ii) Seller understands and agrees that Buyer will provide a copy of this letter to NASDAQ, together with commentary about the terms thereof, in connection with Buyer's listing on NASDAQ; and
(iii) to the extent that Seller has advance knowledge of any news release by Buyer or its affiliates, Seller shall hold the contents thereof strictly confidential until it has been generally released to the public.

   8. NEGOTIATIONS WITH OTHERS. Unless Buyer and Seller agree earlier to abandon the Acquisition or to allow third party discussions but not closings, until the earlier of November 15, 1996 or the Closing: (i) Neither Seller nor Buyer will offer the Business or any part thereof for sale to any third party, will not negotiate for the sale of the Business or any part thereof; and (ii) Buyer will not negotiate for its purchase of a business or substantially all of the operating assets of a business. In the event that Buyer or Seller or any of tits affiliates (including but not limited to the Affiliates) or representatives is in breach of this Section 8, and either (i) a definitive purchse agreement with respect to the Acquisition is not executed on or before November 15, 1996, or (ii) the Closing does not occur on or before December 31, 1996, for whatever reason, if the Business or any part thereof is sold, or an agreement to sell the Business or any part thereof is executed by Seller (as specificaly prohibited by this Section), to or with any person other than Buyer or its designee prior to December 31, 1996, then Seller, and each of the Affiliates, jointly and severally, shall be obligated to pay to Buyer in cash a dollar amount equal to all of the Buyer's actual expenses incurred in connection with the negotiation and preparation of this letter of intent and the Purchase Agreement (including costs and expenses of performing its due diligence investigation of the Business, the Seller and the Affiliates, and the preparation of any financial statements and the rendering of any audit reports thereon by McGladrey & Pullen, LLP (or other firm of certified public accountants) as shall be deemed necessary by Buyer in order to consumamte and meet regulatory requirements with respect to the transactions contemplated hereby), up to a maximum of $50,000. If Buyer similarly executes a purchase for sale as specifically probibited by this Section, it is similarly obligated to pay Seller its expenses up to a maximum of $50,000.

   	9. DUE DILIGENCE EXPENSES. To defray, in part, the reasonable, actual costs and expenses of Buyer's and Seller's due diligence investigations (the "Diligence Expenses"), Buyer and Seller each agree to contribute $12,500 prior to 5 P.M. on October 4, 1996 to the escrow account at Ten State Street from which expenses shall be paid for investigation of the Excluded Claims and other mutually agreed due diligence costs and costs mandated by this agreement including and required audit of Seller and/or Buyer. Escrow funds up to $2,000 from Seller will first be applied to cover investigation of the Excluded Claims and Seller has the right to approve any additional expenditures regarding the Excluded Claims. Remaining funds, if any, shall be returned to the respective parties following closing or abandonment of the acquisition.

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   10.  CONDUCT OF BUSINESS; INTERIM OPERATION.  Until November 15, 1996, or
for such longer period of time as the Buyer and Seller shall mutually agree in writing is necessary to prepare, negotiate and conclude the Purchase Agreement, Seller will use its best efforts to conduct its business in a reasonable and prudent manner in accordance with past practices, preserve its existing business organizations and relationships with its employees, customers, suppliers, and others with whom it has a business relationship; preserve and protect its properties; and conduct its business in compliance with all applicable laws and regulations, and not undertake any transactions outside the ordinary course of business, such as major purchases, the acceptance of major orders or price or salary adjustments, without Buyers prior written consent, which shall not be unreasonably withheld.

	  11.  CLOSING DATE.  The closing date under the Purchase Agreement will be
November 30, 1996, or such other date as maybe agreed upon by both parties.

   12. BROKERS' FEES. Neither Seller nor Buyer has entered into arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

   13. EXPENSES. Each party will pay its own expenses incurred in this transaction, whether or not the purchase of the Business is consummated, including attorneys' and accountants' fees, except as defined in paragraphs 8 and 9 above.

   14. SCOPE. This is a letter of intent only and is non-binding to either party. It is not intended to be a final, definitive agreement except with respect to Sections 4, 7, 8 and 9, of this letter of intent which are binding upon the parties hereto and will survive execution of the definitive Purchase agreement unless otherwise agreed to by both parties hereto.

15.	COUNTERPARTS.  This letter may be executed in counterparts which, when viewed together, shall constitute a single original document.

If this letter sets forth your intent to proceed in good faith substantially in the manner outlined herein, please sign a copy of this letter and return it to me.

Very truly yours,

ENVIROMETRICS, INC.
(a Delaware Corporation)



By:  ___________________________
					      Richard D. Bennett
           President and Chief
           Executive Officer



ACCEPTED AND AGREED:

EMPLOYEE RESOURCE MANAGEMENT, INC.



By:  _______________________________
       Robert L. Berman, President

Date:  _________________

AFFILIATES:


Robert L. Berman

Robert T. Rand

William E. King, III

Kelli C. Yountz